JOINT VENTURE
Zhejiang Baitai Bioengineering Corp.

CONTRACT

Anji Meibodeng Ciji Real Estate Corp
NIUSULE BIOTECH CORP. (AMERICA)

ZHEJIANG, CHINA 2008

TABLE OF CONTENTS
Chapter I.	GENERAL PROVISIONS
Chapter II.	PARTIES TO THE JOINT VENTURE
Chapter III.	ESTABLISHMENT OF THE JOINT VENTURE COMPANY
Chapter IV.	PURPOSE, SCOPE AND SCALE OF PRODUCTION AND OPERATIONS
Chapter V.	TOTAL AMOUNT OF INVESTMENT AND THE REGISTERED CAPITAL
Chapter VI.	RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE
Chapter VII.	CONSTRUCTION OF FACTORY
Chapter VIII.	SALES OF PRODUCTS
Chapter IX.	THE BOARD OF DIRECTORS
Chapter X.	OPERATION AND MANAGEMENT ORGANISATION
Chapter XI.	PURCHASE OF EQUIPMENT
Chapter XII.	LABOUR MANAGEMENT
Chapter XIII.	TAXES, FINANCE AND AUDITING
Chapter XIV.	TERM OF THE JOINT VENTURE
Chapter XV.	THE DISPOSAL OF PROPERTIES UPON THE EXPIRATION OF THE JOINT VENTURE TERM
Chapter XVI.	THE AMENDMENT, ALTERATION AND DISCHARGE OF THE CONTRACT
Chapter XVII.	LIABILITIES FOR BREACH OF CONTRACT
Chapter XVIII.	FORCE MAJEURE
Chapter XIX.	APPLICABLE LAW
Chapter XX.	SETTLEMENT OF DISPUTES
Chapter XXI.	LANGUAGE
Chapter XXII.	EFFECTIVENESS OF THE CONTRACT AND MISCELLANEOUS

CHAPTER I
GENERAL PROVISIONS
In accordance with the “Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment” and other relevant Chinese laws and regulations, ANJI MEIBODENG CIJI REAL ESTATE CORP and NIUSULE BIOTECH CORP.(AMERICA) adhering to the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a joint venture in Anji, Zhejiang Province of the People’s Republic of China and enter into the contract hereunder.

CHAPTER II
PARTIES TO THE COOPERATION PROJECT

ARTICLE 1
The Parties to this contract are:

Party A Name: ANJI MEIBODENG CIJI REAL ESTATE CORP
Place of Incorporation: China
Legal Address: 14th Floor, Development Building,1 west sheng li Rd,Di pu Town, Anji, Huzhou
Legal representative: Zhixiao Chen
Business Registration Certificate No:

Party B Name: NIUSULE BIOTECH CORP.(AMERICA)
Place of Incorporation: U.S.
Legal Address: 2533 N CARSON ST STE 1-Z, CARSON CITY NV 89706
Legal representative: Khengchew Tsang
Business Registration Certificate No

CHAPTER II
ESTABLISHMENT OF THE COOPERATIVE PROJECT

ARTICLE 2
In accordance with the “Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment” and other relevant Chinese laws and regulations, party A and party B agree to set up ZHEJIANG BAITAI BIOENGINEERING CORP (hereinafter referred to as the “Joint Venture Company”) within the territory of China.

ARTICLE 3
The name of the Joint Venture Company shall be: ZHEJIANG BAITAI BIOENGINEERING CORP.

The legal Address of the Joint Venture Company: Bi men Village, Di pu Town, Anji, Huzhou, Zhejiang Province, People’s Republic of China

ARTICLE 4
All activities of the Joint Venture Company must be in compliance with the laws, decrees and pertinent rules and regulations of the People’s Republic of China.

ARTICLE 5
The form of organization of the Joint Venture Company shall be a limited liability company. Party A and Party B shall be liable to the debts of the Joint Venture Company within the limit of the investment contribution subscribed by each respectively. The profit shall be shared by the Parties in proportion to their respective actual investment contribution to the total investment contribution and the risks and losses shall be shared by the Parties in proportion to their respective amount of investment contribution payable to the total registered capital.

CHAPTER IV
PURPOSE, SCOPE AND SCALE OF PRODUCTTION AND OPERATIONS

ARTICLE 6
The purpose of the joint venture between Party A and Party B is :in conformity with the desire to strengthen economic cooperation and technology exchange, to adopt advanced and appropriate technology and scientific methods of operation and management to raise the market competitiveness so as to raise beneficial economic results to enable the investing parties to obtain satisfactory economic benefits.

ARTICLE 7
The scope of production and operation of the Joint Venture Company shall be:: manufacture and sell fiber diet functional foods, bamboo leaf flavones, rose essence and rose water,vitamin etc.

ARTICLE 8
The production scale of the Joint Venture Company shall be as follows: The annual production level of fiber diet functional foods is 10 million kgs in total, the annual production level of bamboo leaf flavones is 0.05 million kgs in total, the annual production level of rose essence is 1000 kgs in total, the annual production level of rose water is 4 million kgs. The annual sell of all products is 80% of the production level.

CHAPTER V
TOTAL AMOUNT OF INVESTMENT AND THE REGISTERED CAPITAL

ARTICLE 9
The total amount of the investment of the Joint Venture Company shall be :RMB Fifteen Million (RMB 14,000,000.00).
.
ARTICLE 10
Investment contributed by Parties shall be RMB ten Million (RMB 10,000,000.00) which will be the registered capital of the Joint Venture Company.
1.
Party A’s total contribution to the registered capital shall be RMB one Million, representing 10% of the registered capital; Party B’s total contribution shall be RMB nine Million, representing 90% of the registered capital;

2.	Each Party may borrow through their respective banks to meet the requirements.

ARTICLE 11
Party A and Party B shall make their respective contribution to registered capital as follows:
Party A: RMB 1 million (RMB 1,000,000.00)
Party B: RMB 9 million (RMB 9,000,000.00)

ARTICLE 12
The registered capital of the Joint Venture Company shall be paid by Party A and Party B in accordance with their respective proportion of contribution as follows:
1.	the first payment should be unless 15% of the total contribution of each Party, and should be paid within 3 months of the issuance of the business license of the Joint venture Company.
2.	the other payment of the remain contribution of each party should be paid within 2 years after issuance of the business license of the Joint venture Company.

ARTICLE 13
In the event that either Party A or Party B intends to assign all or part of his capital contribution to a third party, consent must be obtained from the other party to the joint venture. When one party to the joint venture assigns all or part of his capital contribution, the other party shall have the rights of preemption. The terms and conditions of offer to assign all or part of its capital contribution to a third party shall not be more preferential than those offered to the other party.

CHAPTER VI
RESPONSIBILITIES OF EACH PARTY TO THE JOIINT VENTURE

ARTICLE 14
Party A and Party B shall be respectively responsible for completing the following matters:
Responsibilities of Party A:
1.	To handle applications for approval, registration, business license and other matters concerning the establishment of the Joint Venture Company from relevant Chinese departments in charge;
2.	To go through applications procedures at the department in charge of land to obtain the right to the use of land;
3.	To organize the design and construction of the factory premises and other engineering facilities of the Joint Venture Company;
4.	To provide contribution in accordance with the stipulations in Article 11;
5.	Go through import customs declaration procedures for the machinery and equipment and arrange for transportation within the Chinese territory;
6.	To assist the Joint Venture Company in purchasing fixed assets within the Chinese territory.
7.	To assist the Joint Venture Company in coordinating and ascertaining the infrastructural facilities such as water, electricity, transportation, etc;
8.	To assist the Joint Venture Company in recruiting local Chinese operation and management personnel, technical personnel, workers and other personnel required;
9.	To assist foreign,Hong Kong, Macau and Taiwan workers and staff in going through necessary procedures for obtaining entry visas, work permits and making travel arrangements;
10.	To be responsible for handling other matters entrusted by the Joint Venture Company.

Responsibilities of Party B:
1.
To assist Party A to handle applications for approval, registration, business license and other matters concerning the establishment of the Joint Venture Company from relevant Chinese departments in charge;

2.	To assist Party A to go through applications procedures at the department in charge of land to obtain the right to the use of land;
3.	To assist Party A to organize the design and construction of the factory premises and other engineering facilities of the Joint Venture Company;

4.	To provide contribution in accordance with the stipulations in Article 11;
5.	To assist Party A in going through import customs declaration procedures for the machinery and equipment.
6.	To assist the Joint Venture Company in purchasing fixed assets within the Chinese territory.
7.	To assist the Joint Venture Company in coordinating and ascertaining the infrastructural facilities such as water, electricity, transportation, etc;
8.	To assist the Joint Venture Company in recruiting local Chinese operation and management personnel, technical personnel, workers and other personnel required;
9.	To assist Party A for the production of the whole the Joint Venture Company and to assist the necessary technology and advanced management.
10.	To handle matters entrusted by the Joint Venture Company relating to the selection and purchase of machinery and equipment outside China.
11.	To provide assistance to the Joint Venture Company for installing, testing and trial production etc. of the imported equipments.
12.	To train the technical personnel, management personnel and workers of the Joint Venture Company
13.	To manage the finance and movements of funds.
14.	To be responsible for introducing advanced products and technology into the Joint Venture Company.
15.	To be responsible for the distribution outside China and guarantee the quality of the products.
16.	To be responsible for handling other matters entrusted by the Joint Venture Company.

CHAPTER VII
CONSTRUCTION OF FACTORY

ARTICLE 15
The Joint Venture Company shall go through application procedures at the relevant departments to obtain the assignment of the land necessary for the factory site. The Joint Venture Company shall construct the factory on its own. (The details are specified in Annex 1: the Factory Plan)

CHAPTER VIII
SALES OF PRODUCTS

ARTICLE 16
The Products of the Joint Venture Company shall be varied according to the market demands. Party B shall assist for the technological management of the Joint Venture Company.

ARTICLE 17
The products sold outside China by the Joint Venture Company shall not make use of any quota of China.(when the exporting procedures require quota)

ARTICLE 18
In order to sell products outside China, upon the approval of the relevant Chinese department, the Joint Venture Company authorizes Party B as exclusive sales in distribution agent in all areas of the world expect China.

ARTICLE 19
The trademark used in the Procedures of the Joint Venture Company shall be determined by the Board of Directors

CHAPTER IX

The Board of Directors

ARTICLE 20
The date of the registration of the Joint Venture Company shall be the date of the establishment of the Board of Directors of the Joint Venture Company.

ARTICLE 21
The Board of Directors shall consist of three directors, one of which should be appointed by Party A, one by Party B, and the other one shall be appointed by the Board of Directors. The Chairman and Vice Chairmen of the Board shall be appointed by the Board of Directors. The Directors and Chairman and Vice Chairmen shall have a term of office of FOUR years, and their term of office may be renewed if they are reappointed by the relevant party and reappointed by the Board of Directors.

ARTICLE 22
The Board of Directors shall be the highest authority of the Joint Venture Company. It shall decide all major issues concerning the Joint Venture Company. Resolutions of major issues and other related matters shall be made upon an affirmative vote by more than half of the directors in the Board of Directors.

ARTICLE 23
In the event that the Chairman of Joint Venture Company cannot perform his duties for any reason, he may temporarily authorize the Vice Chairman or any other Director to act as his representative. The legal representative of the Joint Venture Company shall be appointed by the Board of Directors.

ARTICLE 24
The Board of Directors shall convene at least one meeting every year. Such meetings shall be called and presided over by the Chairman of the Board. The Chairman may convene an interim meeting of the Board of Directors based on a proposal made by more than one-third of the Directors. Minutes of meetings shall be kept on file in the Joint Venture Company.

CHAPTER X

OPERATION AND MANAGEMENT ORGANIZATION

ARTICLE 25
The Joint Venture Company shall establish an operation and management organization which shall be responsible for its daily operation and management. The operation and management organization shall have one General Manager, who shall be nominated by Party A. The General Manager shall be appointed by the Board of Directors for a term of 4 years.

ARTICLE 26
The responsibility of General Manager is to carry out the various resolutions of the meetings of the Board of Directors, and organize and direct the daily operation and management work of the Joint Venture Company. The operation and management organization may have several department managers who shall be respectively responsible for the work of the various departments of the enterprise, handle matters delegated to them by the General Manager and be responsible to the Board of Directors.

ARTICLE 27
In the event of graft or serious dereliction of duty on the part of the General Manager and other high ranking officers, they may be removed and replaced at any time upon a resolution passed at a meeting of the Board of Directors.

CHAPTER XI
PURCHASE OF EQUIPMENT

ARTICLE 28
In the purchase of required raw materials, fuel, parts, means of transportation and office supplies, etc., the Joint Venture Company shall give first priority to purchase in China where conditions are the same.

ARTICLE 29
In the event of fulfillment of advanced technology, suitability and reasonable price, the Joint Venture Company can entrust Party B with the selection and purchase of equipment from markets outside China. During the purchase of equipment, the price range shall be determined by the operation and management organization of the Joint Venture Company.

CHAPTER XII
LABOR MANAGEMENT

ARTICLE 30
After the Board of Directors has studied and formulated plans with regard to matters concerning the recruitment, employment, resignation and dismissal, wages, labor insurance, welfare, rewards and punishments, etc. of the staff and workers of the Joint Venture Company in accordance with the Regulations of the People’s Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment and its implementation measures, the Joint Venture Company and the trade union organization of the Joint Venture Company shall collectively or individually enter into labor contracts covering such matters. After the labor contracts have been executed, they should be filed with the local labor management department for the record.

ARTICLE 31
The appointment of senior management personnel recommended by Parties A and B as well as the standard of their wages and remuneration, social insurance, welfare and travel expenses, etc. shall be discussed and determined in meeting of the Board of Directors.

CHAPTER XIII
TAXES, FINANCE AND AUDITING

ARTICLE 32
The Joint Venture Company shall pay taxes in accordance with the stipulations of relevant Chinese laws and regulations.

ARTICLE 33
Staff members and workers of the Joint Venture Company shall pay individual income tax in accordance with the “Individual Income Tax Law of the People’s Republic of China.”

ARTICLE 34
The Joint Venture Company shall set aside the reserve funds, the development funds of the venture and bonus and welfare funds for staff and workers in accordance with the stipulations in the “Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment”. The proportion to be set aside annually shall be discussed and decided by the Board of Directors according to the business situations of the company. When the Joint Venture Company get its profit after the production, each party may get little management fees, the proportion of it to be set aside annually shall be discussed and decided by the Board of Directors according to the business situations of the company. During the construction period, the travel and sundry fees of all persons of both parties should be undertaking by the Joint Venture Company.

ARTICLE 35
The fiscal year of the Joint Venture Company shall be from January 1 to December 31. All accounting vouchers, bills, statements and reports, and books of accounts shall be written in Chinese and English.

ARTICLE 36
An accountant registered in China shall be engaged to examine and verify the financial and auditing matters of the Joint Venture Company and the results thereof shall be reported to the Board of Directors and the General Manager. If either Party deems it necessary to engage an auditor from another country to examine the annual financial matters, the other Party shall give its consent. All expense required shall be borne by the requesting Party.

ARTICLE 37
During the first three months of each business year, the General Manager shall organize and prepare the balance sheet, profit and loss statement and profit distribution plan for the preceding year and submit the same for examination and approval at the meeting of the Board of Directors.

CHAPTER XIV
TERM OF THE JOINT VENTURE

ARTICLE 38
The term of Joint Venture Company shall be 10 years. The date of establishment of the Joint Venture Company shall be the date on which the business license of Joint Venture Company is issued. At the proposal of one party and upon unanimous approval in a meeting of the Board of Directors, an application may be filed with the original examination and approval authority six (6) months prior to the expiration of the joint venture term for an extension of the joint venture term. Such extension shall be agreed by Party A and B and allowed by the regulatory authorities.

CHAPTER XV
THE DISPOSAL OF PROPERTIES UPON
THE EXPIRATION OF THE JOINT VENTURE COMPANY TERM

ARTICLE 39
Upon the expiration of the joint venture term or early termination of the joint venture, the Joint Venture Company carry out liquidation in accordance with law. The properties after liquidation shall be distributed in proportion to the respective investment of Party A and Party B.

CHAPTER XVI
THE AMEDNMENT, ALTERATION AND
DISCHARGE OF THE CONTRACT

ARTICLE 40
Any amendment to this Contract and the annexes hereof may enter into effect only after a written agreement is signed by both Parties and approved by the original examination and approval authority.

ARTICLE 41
In the event that the Contract cannot be performed due to force majeure or that the Joint Venture Company is unable to continue operations due to successive years of losses, the term of the joint venture may be brought to an early termination and Contract discharged upon the unanimous adoption of such a resolution by the Board of Directors and approval by the original examination and approval authority.

ARTICLE 42
Should the Joint Venture Company be unable to continue its operations or achieve the business purpose stipulated in the Contract duet to the fact that one of the contracting parties fails to fulfill the obligations prescribed under the Contract or the Articles of Associations, or seriously violates the stipulations of the Contract or the Articles of Associations, such defaulting party shall be deemed to be unilaterally terminating the Contract. The other party, in addition to having the rights to claim compensation from the defaulting party, shall also have the rights to terminate the Contract upon approval by the original examination and approval authority in accordance with the provisions of the Contract. In the event that Party A and Party B agree to continue the operation the defaulting party shall be liable to compensate the Joint Venture Company for its economic losses.

CHAPTER XVII
LIABILITIES FOR BREACH OF CONTRACT

ARTICLE 43
Should either Party A or Party B fail to make the capital contribution on schedule and in the amount as stipulated in Chapter V of this Contract, the defaulting party shall pay an overdue fine to the other party, for every month in arrears, at 5% of the amount of contribution due starting from the first month payment is overdue. Should the defaulting party fail to pay after 3 months, in addition to payment by the defaulting party of the accumulated overdue fine at 15% of the amount of contribution due, the other party shall also have the rights to terminate the Contract according to the provisions in the Contract and to claim damages from the defaulting party.

ARTICLE 44
In the event that this Contract and its annexes cannot be performed or fully performed due to fault of one party, the party at fault shall bear the responsibility for default, Should it be the fault of both parties, the parties shall bear their respective responsibilities for default based on the actual situation.

CHAPTER XVIII
FORCE MAJEURE

ARTICLE 45
In the event that the performance of the Contract is directly affected or that the Contract cannot be performed in accordance with the terms and conditions agreed upon as a result of earthquake, flood, fire, war or any other event of force majeure that is unforeseeable and the occurrence and consequence of which is unpreventable or unavoidable, the party that encounters the above said event of force majeure shall immediately notify the other party of the conditions of the event by cable and shall, within fifteen days, provide details of the event and valid certifying documents evidencing the reasons as to why the Contract cannot be performed in full or in part or the performance of which needs to be postponed. Such certifying documents should be issued by a notary organization in the place where the event occurred. Based on the extent of the effect such event has on the performance of the Contract the parties shall consult and decide whether or not the Contract should be discharged, or part of the responsibilities for the performance of the Contract should be relieved, or the performance of the Contract should be postponed.

CHAPTER XIX
APPLICABLE LAW

ARTICLE 46
The execution, validity, interpretation, performance and settlement of disputes of this Contract shall be governed by the laws of the People’s Republic of China.

CHAPTER XX
SETTLEMENT OF DISPUTES

ARTICLE 47
Any disputes arising from the performance of, or in connection with this Contract shall be settled through consultation friendly consultations between two parties. In case no settlement can be reached through consultation, the disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its provisional rules of arbitration procedures. The award of such arbitration shall be final and binding upon both parties.

ARTICLE 48
During the course of arbitration, this Contract shall continue to be performed except for the part which the Parties are disputing and which is undergoing arbitration.

CHAPTER XXI
LANGUAGE

ARTICLE 49
This Contract has been written in Chinese and English. The efficiency of both versions are the same.

CHAPTER XXII
EFFECTIVENESS OF THE CONTRACT AND MISCELLANEOUS

ARTICLE 50
The following ancillary agreements and documents concluded in accordance with the principles stipulated under this Contract including the Articles of Association of the Joint Venture Company shall all be an integral part of this Contract.

ARTICLE 51
This Contract and its annexes shall be subject to the approval of the Bureau of Foreign Economic Relations of Zhejiang, and shall become effective as of the date of approval.

ARTICLE 52
With respect to the methods by which Parties A and B send notices, all notices given by cable or telex should be followed by a notice in the form of a written letter if the contents of such notices involve the rights and obligations of the Parties. The legal addresses of Parties A and B set forth in this Contract shall be the posting addresses of Parties A and B.

ARTICLE 53

This Contract has been executed by the authorized representatives of Party A and Party B in China on this 11 day of April ,2008.

Party A: ANJI MEIBODENG CIJI REAL ESTATE CORP

Authorized Representative (Signed)

Zhixiao Chen

Party B: NIUSULE BIOTECH CORP. (AMERICA)

Authorized Representative (Signed)

Tsang Cheng Chen

浙 江 楷 立 律 师 事 务 所

中国浙江杭州市建国北路 658 号海华广场 8 楼 A 座　邮编：310004

电话:0086-571-28069889　传真:0086-571-28055166　Web:www.kaililawyer.com

---

Lawyer's Witness Letter

We hereby confirm that on April 11, 2008, Mr. Zhixiao Chen, authorized representative of Zhejiang Anji Ciji Meibodeng Real Estate Corp. and Mr. Khengchew Tsang, authorized representative of Niusule Biotech Corp. (America), signed the Contract of Joint Venture of **ZHEJIANG BAITAI BIOENGINEERING CORP**. The expression of the cooperation, as well as their signature on the contract of both parties is real.

This confirmation is made on April 11, 2008.

Xufeng Xu

Zhejiang Carrier Law Firm

Annex 1: the Factory Plan